Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007
FINANCIAL RESULTS

FY 2007 net income increases 31 percent from prior fiscal year

PALO ALTO, Calif. — December 12, 2007 — CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its fourth quarter of fiscal 2007 and year ended September 28, 2007.

In fiscal 2007, CPI International (CPI) generated net income of $22.5 million, a 31 percent increase from the $17.2 million generated in fiscal 2006.  On a diluted basis, net income per share increased 17 percent from $1.09 in fiscal 2006 to $1.27 in fiscal 2007.

“CPI enjoyed an excellent fiscal 2007, and we finished the year on a strong note,” said Joe Caldarelli, chief executive officer.  “We grew our net income significantly, despite facing $2.6 million in currency headwind from a weakening U.S. dollar and recognizing $3.9 million, after taxes, in expenses related to our debt refinancing.  We met or exceeded our projections for all financial metrics on which we had issued guidance and generated increased sales, orders, net income and EBITDA results.  We continued to grow our business in the medical and communications markets, maintained our valuable and stable business in the defense markets and won important contracts in our emerging military communications business.  Fiscal 2007 also included significant corporate developments for CPI.  With the acquisition of Malibu Research Associates, which we funded from cash on hand, we expanded our product offerings in the radar, electronic warfare and communications markets by adding specialized antennas to our product portfolio.  In addition, we strengthened our capital structure by successfully completing a debt refinancing which we expect will generate approximately $2 million in annual interest savings in the future.”

Total sales increased from $339.7 million in fiscal 2006 to $351.1 million in fiscal 2007.  Fiscal 2007 was the fifth consecutive fiscal year of sales growth for CPI and the company’s highest annual sales since its inception in 1995.  CPI booked orders totaling $343.7 million in fiscal 2007, an increase from the $331.2 million in orders booked in the previous year.

CPI generated $64.3 million, or 18.3 percent of sales, in EBITDA in fiscal 2007, a nine percent increase from the $59.1 million, or 17.4 percent of sales, generated in fiscal 2006.  CPI’s net income and EBITDA in the most recent period were favorably impacted by the implementation of a number of operational excellence, lean manufacturing and cost reduction initiatives throughout the company, combined with the realization of savings from the recent integration of the company’s Eimac operations into its Microwave Power Products Division.  In addition, higher sales volume and sales of products with higher gross margins contributed to the year-over-year growth in CPI’s net income and EBITDA results.  These increases were partially offset by a $2.6 million currency headwind related to CPI’s Canadian dollar denominated expenses as a result of the weakening of the U.S. dollar and the increase in CPI’s year-over-year average effective exchange rate, as well as by expenses related to the extinguishment of debt.

In the fourth quarter of fiscal 2007, Communications & Power Industries entered into an amended and restated senior credit facility in the aggregate principal amount of $160 million that replaced its previous $130 million credit facility, and used the net proceeds from this debt refinancing to repurchase and redeem $58 million in principal amount of CPI’s floating rate senior notes.  As a result, CPI’s fourth quarter and fiscal 2007 EBITDA were negatively impacted by $6.3 million in expenses relating to this debt refinancing.  These expenses consisted of $4.7 million in non-cash costs associated with the write-off of unamortized deferred debt issue costs and $1.9 million in redemption premiums and other expenses associated with the repurchase and redemption of the floating rate senior notes, partially offset by $0.3 million of cash proceeds from the early termination of the interest rate swap on CPI’s floating rate senior notes.  CPI’s fourth quarter and fiscal 2007 net income were negatively impacted by $3.9 million, or $0.22 per share on a diluted basis, in expenses, after taxes, related to the debt refinancing.

As of the end of the previous fiscal year, CPI’s cash and cash equivalents totaled $30.2 million.  Notwithstanding the August 2007 payment of approximately $22 million in connection with the acquisition of Malibu Research Associates, Inc. (Malibu), funded entirely from cash on hand, CPI ended fiscal 2007 with cash and cash equivalents totaling $20.5 million, demonstrating its ability to continue to generate solid cash flow.  CPI acquired Malibu, a leading manufacturer of advanced antenna systems that is now CPI’s new Malibu Division, for an initial closing payment of approximately $22 million, subject to adjustment, plus additional potential earnout payments of up to $15 million, which are primarily contingent upon the achievement of certain financial objectives over the three years following the acquisition.  The Malibu Division’s results from operations did not have a material impact on CPI’s results from operations for fiscal 2007.

Fiscal 2007 Sales and Orders Highlights

                CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets.  In fiscal 2007, key sales and orders highlights in these markets included:

•                  In the radar and electronic warfare markets, on a combined basis, sales were essentially unchanged, totaling $146.7 million in fiscal 2006 as compared to $145.7 million in fiscal 2007.  Orders totaled $138.6 million in fiscal 2007.  Although CPI has recently experienced delays in the receipt of certain defense orders and therefore expects corresponding delays and fluctuations in subsequent periods’ radar and electronic warfare sales, the company believes that these delays are not unusual, that overall, long-term demand for its defense products remains solid and that its defense business will remain sound in fiscal 2008.

•                  In the medical market, sales increased 17 percent from $57.6 million in fiscal 2006 to $67.6 million in fiscal 2007.  This increase was primarily driven by increased sales of products used in x-ray imaging and MRI systems.

•                  In the communications market, sales increased four percent from $106.7 million in fiscal 2006 to $110.8 million in fiscal 2007.  This increase was primarily due to increased sales of both newer and traditional satellite communications amplifiers for broadcast network and direct-to-home applications outside of North America, as well as newer satellite communications amplifiers for news gathering and mobile applications and U.S. military satellite communications applications.

•                  CPI was selected by General Dynamics to be the sole supplier of Ku-band high-power satellite communications amplifiers to support its specialized satellite communications earth terminals for Increment One of the U.S. Army’s Warfighter Information Network-Tactical (WIN-T) program.  CPI has received approximately $2 million in initial awards related to this program.  The base-plus-four-option-years program could have a total potential value of more than $50 million to CPI.  Each of General Dynamics’ Satellite Transportable Terminals will be outfitted with multiple CPI traveling wave tube amplifiers.  Increment One of WIN-T seeks to develop and field a mobile tactical network consisting of more than 1,200 terminals that will deliver voice, data and imagery to warfighters in the field.

•                  CPI received a $9.7 million indefinite-delivery/indefinite-quantity defense contract award to support the TPS-75 radar system and a $3.8 million defense contract award to support the ALE-50 airborne towed decoy system.  CPI also received a $10.6 million indefinite-delivery/indefinite-quantity contract award from the U.S. Navy for the production of traveling wave tubes to support the NULKA decoy system.

•                  CPI was awarded a prestigious $1.8 million follow-on contract from Japan’s National Institute of Information and Communications Technology (NICT) to fund the design modifications and production of a 94 gigahertz Extended Interaction Klystron (EIK)

                        for the Earth, Clouds Aerosols and Radiation Explorer (EarthCARE) mission cloud-profiling radar.  CPI expects to receive future contracts of approximately $5 million over the next several years to meet ongoing program requirement for the EarthCARE mission.

Fourth Quarter 2007 Financial Results

In the fourth quarter of fiscal 2007, CPI generated total sales of $91.6 million, an 11 percent increase from the $82.6 million generated in the same quarter of fiscal 2006.  Sales increased in five of CPI’s six end markets.  Fourth quarter 2007 sales were CPI’s highest quarterly sales since its inception in 1995.

“The fourth quarter was an exceptionally strong quarter for CPI, and sales benefited from accelerated demand for our products from certain of our customers,” said Caldarelli.  “For example, at the request of our customers, we shipped x-ray imaging products in support of the Russian medical tender program in the fourth quarter, rather than in early 2008 as originally planned.  As a result of this accelerated product demand in the fourth quarter of 2007, we believe demand for the impacted products will be correspondingly softer in the first quarter of fiscal 2008.”

CPI’s net income and EBITDA results in the fourth quarter of 2007 were negatively impacted by the aforementioned expenses related to the debt refinancing implemented during the quarter, lowering EBITDA by $6.3 million and net income by $3.9 million, or $0.22 per share on a diluted basis.  Consequently, CPI’s net income and EBITDA results decreased from the same quarter in the previous year.  Net income in the most recent quarter equaled $2.8 million, or $0.16 per share on a diluted basis, as compared to the $6.2 million, or $0.35 per share on a diluted basis, generated in the fourth quarter of the previous fiscal year.  EBITDA in the most recent quarter totaled $13.6 million, or 14.8 percent of sales, as compared to the $15.3 million, or 18.5 percent of sales, generated in the same quarter of fiscal 2006.

Fiscal 2008 Outlook

In fiscal 2008, CPI expects:

Fiscal 2008 Outlook(a)(b)
Total sales:	$382 million - $390 million
Earnings per share on a diluted basis:	$1.40 - $1.46
Net income:	$25 million - $26 million
Adjusted EBITDA:	$72.5 million - $74.5 million
Adjusted free cash flow:	$24 million - $28 million

(a) CPI’s financial projections for fiscal 2008 assume an average effective exchange rate, including hedging, of U.S. $0.95 to one Canadian dollar. For comparative purposes, the fiscal 2007 average effective exchange rate, including hedging, was approximately U.S. $0.89 to one Canadian dollar. The expected impact to CPI of a one cent change in the U.S. to Canadian exchange rate for fiscal 2008 is $0.6 million on a pre-tax basis, or approximately $0.02 per share.

(b) CPI’s financial projections for fiscal 2008 also assume:
• An overall effective income tax rate of approximately 38 percent,
• Amortization of intangible assets of $3.1 million, which includes $0.9 million related to the acquisition of Malibu,
• Loss on debt extinguishment of $0.6 million related to additional redemption of CPI’s floating rate senior notes,
• Stock-based compensation expense of $2 million,
• Net interest expense of approximately $19 million,
• Capital expenditures of approximately $6 million and
• Approximately 17.9 million weighted average shares outstanding on a diluted basis.

Due to its ability to meet customers’ accelerated shipment schedules for certain products and programs in the fourth quarter of fiscal 2007, CPI expects that demand for those products and programs will be correspondingly weaker in the first part of fiscal 2008.  In addition, due to delays in the timing of orders for certain defense programs in the fourth quarter of fiscal 2007, CPI expects lower sales of products for those defense programs in the first several months of fiscal 2008.  Although the company does not believe that these accelerations and delays in demand are exceptional, it believes that its sales and profit in the first half of fiscal 2008 will be lower than in the second half of the fiscal year.

On a diluted basis, CPI expects to generate first quarter earnings per share of $0.23 to $0.27 and second quarter earnings per share of $0.30 to $0.35.  Earnings in the third and fourth quarters of fiscal 2008 are expected to be roughly equal to each other.

Financial Community Conference Call

In conjunction with this announcement, CPI will hold a conference call on Thursday, December 13, 2007 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (866) 271-6130, or (617) 213-8894 for international callers, enter participant pass code 54695567 and ask for the CPI International Fourth Quarter and Fiscal Year 2007 Financial Results Conference Call.  To access the call via the Internet, please visit http://investor.cpii.com.

About CPI International, Inc.

CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information.  In addition, this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; and inability to obtain raw materials and components.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:

Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data — unaudited)

	Quarter Ended
	September 28, 2007	September 29, 2006
Sales	$91,605	$82,648
Cost of sales	61,241	56,840
Gross profit	30,364	25,808
Operating costs and expenses:
Research and development	2,083	2,184
Selling and marketing	4,719	4,875
General and administrative	5,434	4,999
Amortization of acquisition-related intangible assets	674	548
Net loss on disposition of assets	55	166
Total operating costs and expenses	12,965	12,772
Operating income	17,399	13,036
Interest expense, net	5,182	5,397
Loss on debt extinguishment	6,331	—
Income before income taxes	5,886	7,639
Income tax expense	3,109	1,448
Net income	$2,777	$6,191

Earnings per share:
Basic	$0.17	$0.39
Diluted	$0.16	$0.35
Shares used to compute earnings per share:
Basic	16,347	16,028
Diluted	17,799	17,451

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data - unaudited)

	Year Ended
	September 28,	September 29,
	2007	2006
Sales	$351,090	$339,717
Cost of sales	237,789	236,063
Gross profit	113,301	103,654
Operating costs and expenses:
Research and development	8,558	8,550
Selling and marketing	19,258	19,827
General and administrative	21,519	22,418
Amortization of acquisition-related intangible assets intangible assets	2,316	2,190
Net loss on disposition of fixed assets	129	586
Total operating costs and expenses	51,780	53,571
Operating income	61,521	50,083
Interest expense, net	20,939	23,806
Loss on debt extinguishment	6,331	—
Income before taxes	34,251	26,277
Income tax expense	11,748	9,058
Net income	$22,503	$17,219

Earnings per share:
Basic	$1.39	$1.20
Diluted	$1.27	$1.09

Shares used to calculate earnings per share:
Basic	16,242	14,311
Diluted	17,721	15,789

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data - unaudited)

	September 28,	September 29,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$20,474	$30,153
Restricted cash	2,255	1,746
Accounts receivable, net	52,589	43,628
Inventories	67,447	54,031
Deferred tax assets	9,744	11,520
Prepaid and other current assets	4,639	3,080
Total current assets	157,148	144,158
Property, plant, and equipment, net	66,048	63,851
Deferred debt issue costs, net	6,533	9,644
Intangible assets, net	81,743	75,489
Goodwill	161,573	147,489
Other long-term assets	3,177	1,128
Total assets	$476,222	$441,759

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$1,000	$1,714
Accounts payable	21,794	19,101
Accrued expenses	26,349	23,269
Product warranty	5,578	5,958
Income taxes payable	8,748	10,693
Advance payments from customers	12,132	6,310
Total current liabilities	75,601	67,045
Deferred income taxes	28,394	29,933
Long-term debt, less current portion	245,567	245,067
Other long-term liabilities	754	41
Total liabilities	350,316	342,086
Commitments and contingencies
Stockholders’ equity
Preferred stock ($0.01 par value; 10,000 shares authorized and none issued and outstanding)	—	—
Common stock ($0.01 par value, 90,000 shares authorized; 16,370 and 16,050 shares issued and outstanding)	164	160
Additional paid-in capital	68,763	65,295
Accumulated other comprehensive income	937	679
Retained earnings	56,042	33,539
Total stockholders’ equity	125,906	99,673
Total liabilities and stockholders’ equity	$476,222	$441,759

CPI International, Inc.

and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands - unaudited)

	Year Ended
	September 28,	September 29,
	2007	2006
Cash flows from operating activities
Net income	$22,503	$17,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,562	6,561
Amortization of intangibles	2,536	2,452
Amortization of deferred debt issue costs	1,401	1,417
Amortization of discount on floating rate senior notes	49	50
Non-cash loss on debt extinguishment	4,659	—
Stock-based compensation expense	1,239	274
Allowance for doubtful accounts	(329)	11
Deferred income taxes	(561)	(5,927)
Net loss on the disposition of assets	129	586
Tax benefit from stock option exercises	1,281	76
Excess tax benefit on stock option exercises	(781)	(47)
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Restricted cash	(509)	(459)
Accounts receivable	(7,388)	(4,344)
Inventories	(8,473)	(3,688)
Prepaid and other current assets	(811)	1
Other long-term assets	476	329
Accounts payable	(215)	(2,320)
Accrued expenses	(320)	(4,054)
Product warranty	(653)	(401)
Income taxes payable	(2,262)	8,877
Advance payments from customers	2,202	(5,757)
Other long-term liabilities	924	41
Net cash provided by operating activities	21,659	10,897

Cash flows from investing activities
Proceeds from sale of property, plant and equipment	—	11,334
Expenses relating to sale of San Carlos property	—	(577)
Capital expenditures	(8,169)	(10,913)
Acquisitions, net of cash acquired	(22,174)	—
Net cash used in investing activities	(30,343)	(156)

Cash flows from financing activities
Proceeds from issuance of debt	100,000	10,000
Proceeds from issuance of common stock	—	52,940
Proceeds from stock purchase plan and exercises of stock options	1,436	55
Repayments of debt	(100,750)	(47,500)
Debt issuance costs	(2,462)	—
Common stock issuance costs	—	(5,641)
Stockholder distribution payments	—	(17,000)
Excess tax benefit on stock option exercises	781	47
Net cash used in financing activities	(995)	(7,099)

Net (decrease) increase in cash and cash equivalents	(9,679)	3,642
Cash and cash equivalents at beginning of year	30,153	26,511
Cash and cash equivalents at end of year	$20,474	$30,153

Supplemental cash flow disclosures
Cash paid for interest	$22,255	$23,549
Cash paid for income taxes, net of refunds	$13,631	$6,157

CPI International, Inc.

and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION

EBITDA and Adjusted EBITDA

(in thousands - unaudited)

	Three Months Ended		Year Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006
Net income	$2,777	$6,191	$22,503	$17,219
Depreciation and amortization	2,491	2,227	9,098	9,013
Interest expense, net	5,182	5,397	20,939	23,806
Income tax expense	3,109	1,448	11,748	9,058
EBITDA	13,559	15,263	64,288	59,096

Add as defined adjustments:
Stock-based compensation expense (1)	350	165	1,239	274
Special bonus (2)	—	—	—	3,250
Move-related expenses (3)	—	749	—	4,582
Loss on debt extinguishment (4)	6,331	—	6,331	—
Inventory correction (5)	(571)	—	(571)	—
Total adjustments	6,110	914	6,999	8,106
Adjusted EBITDA	$19,669	$16,177	$71,287	$67,202

Adjusted EBITDA margin (6)	21.5%	19.6%	20.3%	19.8%
Net income margin (7)	3.0%	7.5%	6.4%	5.1%

(1)         Represents a non-cash charge for stock options, restricted stock awards and the employee discount related to CPI’s Employee Stock Purchase Plan.

(2)         Represents a one-time, special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.  The special bonus was approved in December 2005 and paid in April 2006.

(3)         Represents direct costs related to the relocation of the Eimac operations from the San Carlos, Calif. facility to CPI’s Palo Alto, Calif. and Mountain View, Calif. facilities.  This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 for CPI’s Eimac operations.

(4)         Represents expenses related to debt refinancing consisting of $4.659 million non-cash costs associated with the write-off of unamortized deferred debt issue costs and $1.952 million in redemption premiums and other expenses associated with the repurchase and redemption of the floating rate senior notes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on CPI’s floating rate senior notes.

(5)         Represents a one-time, non-cash, reduction to cost of sales to correct inventory that was expensed in prior periods.

(6)         Represents adjusted EBITDA divided by sales.

(7)         Represents net income divided by sales.

CPI International, Inc.

and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION

Free Cash Flow and Adjusted Free Cash Flow

(in thousands - unaudited)

Twelve Months Ended
September 28,
2007
Net cash provided by operating activities	$21,659
Capital expenditures	(8,169)
Free cash flow	13,490

Add as defined adjustments:
Income tax payments related to gain on sale of San Carlos property (1)	4,500
Capital expenditures for expansion of Canadian facility (2)	4,134
Cash paid for debt extinguishment costs, net of taxes (3)	1,037
Total adjustments	9,671
Adjusted free cash flow	$23,161

(1)         Represents an income tax payment related to the taxable gain on the sale of CPI’s San Carlos, Calif. property.

(2)         Represents capital expenditures for the expansion of CPI’s Canadian facility.

(3)         Represents $1.952 million in redemption premiums and other expenses associated with the repurchase and redemption of the floating rate senior notes, net of taxes, partially offset by $0.280 million of cash proceeds from the early termination of the interest rate swap on CPI’s floating rate senior notes, net of taxes.